Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Iovance Biotherapeutics, Inc. (formerly known as Lion Biotechnologies, Inc.) of our report dated March 11, 2016, relating to the financial statements of Iovance Biotherapeutics, Inc. for the year ended December 31, 2015, which appear in Iovance Biotherapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on March 12, 2018. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Weinberg & Company, P.A.

Los Angeles, California

September 7, 2018